CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust and to the use of our report dated December 30, 2014 on the financial statements and financial highlights of EuroPac International Value Fund, EuroPac International Bond Fund, EuroPac Hard Asset Fund, EuroPac Gold Fund, EP China Fund, EP Asia Small Companies Fund, EP Strategic US Equity Fund, EP Latin America Fund and EuroPac International Dividend Income, each a series of shares of Investment Managers Series Trust.   Such financial statements and financial highlights appear in the 2014 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 27, 2015